optionsXpress Announces Third Quarter 2006 Results

CHICAGO, IL, October 19, 2006 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months ended September 30, 2006. Highlights from the third quarter 2006 included:

•	Revenues of $43.8 million, a 30% year-over-year increase

•	Net income of $16.3 million, or $0.26 per diluted share

•	Daily average revenue trades (DARTs) of 24,100, a 17% year-over-year increase

•	Industry-leading 60% pre-tax margins

•	Net new accounts of 13,500

•	$136 million in new customer assets added in the quarter; $4.3 billion in total customer assets, 39% higher than a year ago

“Revenues grew 30%, net income was up 29%, and net customer accounts increased 33% during the quarter. We achieved these solid results in the face of an anticipated industry-wide seasonal slowdown, unlike the unusually active third quarter of last year. Our core business continues to generate robust growth and we made some significant strides during the quarter to maintain this momentum,” said David Kalt, Chief Executive Officer of optionsXpress.

“In the third quarter, we continued to invest in technology to improve the brokerage experience and further leverage our platform, including broadening the depth and reach of our educational content. In addition, we completed our licensing process in the European Union and are now able to market in twenty-five additional countries that comprise one of the largest economies in the world,” added Kalt.

For the third quarter, DARTs were 24,100, up 17% from 20,600 in the third quarter of 2005. Trades per account were 32 on an annualized basis compared to 38 in the third quarter of last year. Total revenues were $43.8 million, 30% higher than the $33.6 million in the third quarter of 2005. Resulting net income was $16.3 million, or $0.26 per share on a diluted basis, a 29% increase from $12.7 million in the third quarter of last year.

“The activity rate in the third quarter of 2006 was 16% lower than the third quarter of 2005, yet optionsXpress was still able to deliver double-digit top and bottom-line growth,” said David Fisher, Chief Financial Officer of optionsXpress. “We are also extremely pleased with our progress in our conversion to self-clearing, which included migrating a portion of our accounts to the optionsXpress platform in mid-September. While we still do not expect the self-clearing conversion to materially impact our results until 2007, we are proud of our team’s hard work and execution, and remain on target to be substantially complete with the conversion by year end.”

During the quarter, optionsXpress announced a dividend of $0.05 per share. The total amount of the dividend was approximately $3.1 million and was paid to shareholders on September 28, 2006.

Outlook
“We are unable to predict market activity, but we are being proactive to ensure that optionsXpress is well positioned when customer engagement improves. In addition to completing our self-clearing conversion, we are very focused on our marketing strategies, educational initiatives, and continued platform enhancements as we enter the fourth quarter,” concluded Kalt.

Conference Call
A conference call will be broadcast live on Thursday, October 19, 2006, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at http://www.optionsxpress.com/investor. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.

About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options trading for the retail investor, offers a comprehensive and innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, Inc., an online retail brokerage, and brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, the company provides a wide range of proprietary investor tools, outstanding customer service and competitive commissions that have led to recognition as the leading online brokerage firm by Barron’s in its last four annual surveys (2003-2006).

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.

Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:
Investor Inquiries:	Media Inquiries:
Janelle Woodward Ashton Partners (312) 553-6722	Josh Inglis Strategics, Inc. (312) 346-2007

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended		Change
	9/30/2006	9/30/2005	$	%
Revenues:
Commissions	$28,363	$23,669	$4,694	20%
Other brokerage related revenue	7,909	6,177	1,732	28%
Net Interest income	7,513	3,696	3,817	103%
Other income	52	69	(17)	(25%)
Total revenues	$43,837	$33,611	$10,226	30%

Expenses:
Brokerage, clearing and other related expenses	5,292	3,931	1,361	35%
Compensation and benefits	5,566	3,821	1,745	46%
Advertising	1,751	1,312	439	33%
Quotation services	1,475	1,063	412	39%
Depreciation and amortization	915	590	325	55%
Technology and telecommunications	713	600	113	19%
Other	1,724	1,392	332	24%
Total expenses	$17,436	$12,709	$4,727	37%

Income before income taxes	26,401	20,902	5,499	26%
Income taxes	10,139	8,251	1,888	23%
Net income	$16,262	$12,651	$3,611	29%

Basic earnings per share	$0.26	$0.20	$0.06	30%
Diluted earnings per share	$0.26	$0.20	$0.06	30%
Weighted average shares
outstanding — basic	62,360	61,960	400	1%
Weighted average shares
outstanding — diluted	62,600	62,473	127	0%

	Nine Months Ended		Change
	9/30/2006	9/30/2005	$	%
Revenues:
Commissions	$92,815	$63,751	$29,064	46%
Other brokerage related revenue	25,303	16,706	8,597	51%
Net Interest income	19,161	8,415	10,746	128%
Other income	307	186	121	65%
Total revenues	$137,586	$89,058	$48,528	54%

Expenses:
Brokerage, clearing and other related expenses	16,919	10,809	6,110	57%
Compensation and benefits	15,456	9,906	5,550	56%
Advertising	5,303	4,083	1,220	30%
Quotation services	4,235	3,076	1,159	38%
Depreciation and amortization	2,440	1,677	763	45%
Technology and telecommunications	2,139	1,629	510	31%
Other	5,616	3,233	2,383	74%
Total expenses	$52,108	$34,413	$17,695	51%

Income before income taxes	85,478	54,645	30,833	56%
Income taxes	33,173	21,534	11,639	54%
Net income	$52,305	$33,111	$19,194	58%

Basic earnings per share	$0.84	$0.54	$0.30	56%
Diluted earnings per share	$0.84	$0.54	$0.30	56%
Weighted average shares
outstanding — basic	62,298	59,487	2,811	5%
Weighted average shares
outstanding — diluted	62,605	61,881	724	1%

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ending		Change
	9/30/2006	12/31/2005	$	%
Assets:
Cash and cash equivalents	$14,685	$10,258	$4,427	43%
Short-term investments	117,250	95,275	21,975	23%
Cash segregated in compliance with
federal regulations	239,717	585	239,132	n/m
Receivables from brokerage customers, net	126,351	—	126,351	n/a
allowance for doubtful accounts
Receivables from brokers, dealers and
clearing organizations	32,690	11,765	20,925	178%
Deposits with clearing organizations	26,915	—	26,915	n/a
Fixed assets, net	6,648	4,088	2,560	63%
Other assets	6,636	4,598	2,038	44%
Total assets	$570,892	$126,569	$444,323	351%

Liabilities and stockholders’ equity:
Liabilities
Payables to brokerage customers	$381,791	$369	$381,422	n/m
Payables to brokers, dealers and clearing
organizations	11,516	—	11,516	n/a
Accounts payable and accrued liabilities	10,803	6,570	4,233	64%
Current and deferred income taxes	2,869	1,111	1,758	158%

Total liabilities	406,979	8,050	398,929	n/m
Stockholders’ equity	163,913	118,519	45,394	38%

Total liabilities and stockholders’
equity	$570,892	$126,569	444,323	351%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended		Change
	9/30/2006	9/30/2005	$ or #	%
Number of customer accounts
(at period end)(1)	196,400	147,900	48,500	33%
Daily average revenue trades
(‘‘DARTs’’)(2)	24,100	20,600	3,500	17%
Customer trades per account (3)	32	38	(6)	(16%)
Average commission per trade	$18.84	$17.94	$0.90	5%
Option trades as a % of total trades	75%	75%	(0%)
Advertising expense per net new
customer account (4)	$130	$89	$41	46%
Total client assets (000s)	$4,263,623	$3,077,485	$1,186,138	39%
Client margin balances (000s)	$120,261	$108,008	$12,253	11%

	Nine Months Ended		Change
	9/30/2006	9/30/2005	$ or #	%
Number of customer accounts
(at period end)(1)	196,400	147,900	48,500	33%
Daily average revenue trades
(‘‘DARTs’’)(2)	27,300	18,100	9,200	51%
Customer trades per account (3)	39	37	2	5%
Average commission per trade	$18.12	$18.67	($0.55)	(3%)
Option trades as a % of total trades	74%	75%	(1%)
Advertising expense per net new
customer account (4)	$115	$87	$28	32%
Total client assets (000s)	$4,263,623	$3,077,485	$1,186,138	39%
Client margin balances (000s)	$120,261	$108,008	$12,253	11%

(1) Customer accounts are open, numbered accounts. In connection with our conversion to self-clearing, based on additional information we have identified approximately 11,400 accounts that fit our criteria for inactivity.  These accounts were previously included in the “Open Account”
total, most of which were opened in 2004 or earlier.  All such accounts have been removed from
Open Accounts for July, August and September 2006.  Prior periods have not been restated.
(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.
(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.
(4) Calculated based on total new customer accounts opened during the period.